Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Rodger Levenson
October 29, 2015	(302) 571-7296 rlevenson@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS 3Q 2015 EPS OF $0.51, ROA of 1.14%, ROTCE of 13.27%;

NET REVENUE GROWS 10% OVER THE THIRD QUARTER OF 2014 AND OPERATING

LEVERAGE ACCELERATES;

WSFS COMPLETES CURRENT 5% SHARE BUYBACK, AUTHORIZES ANOTHER 5%

BUYBACK AND INCREASES CASH DIVIDEND 20%

WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $14.4 million, or $0.51 per diluted common share for the third quarter of 2015 compared to net income of $11.4 million, or $0.41 per share for the third quarter of 2014 and net income of $12.2 million, or $0.43 per share for the second quarter of 2015.

Net income for the first nine months of 2015 was $39.5 million, or $1.39 per diluted common share, as compared to $41.0 million, or $1.49 per share for the same period of 2014. Results for the nine months of 2014 include a one-time tax benefit of $6.7 million, or $0.24 per share.

Highlights for the third quarter of 2015:

•	Core(n) earnings per share (EPS) of $0.53 (enumerated below) increased 13% from $0.47 for the third quarter of 2014.

•	Core(n) net revenue (excluding securities gains) increased $5.6 million, or 10% from the third quarter of 2014, reflecting strong organic growth and net interest margin improvement, whereas core(n) expenses increased only $1.3 million, or 4% from the third quarter of 2014, resulting in significant positive operating leverage and an improved efficiency ratio.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

Notable (Non-Core) items:

•	WSFS recorded $855,000 (pre-tax) or slightly more than $0.02 per share (after-tax) in expenses related to corporate development activities during the third quarter of 2015, primarily related to the successful acquisition of Alliance Bancorp, Inc. of Pennsylvania (Alliance), which was completed in October 2015.

•	WSFS realized $76,000, or well less than $0.01 per share in net gains on securities sales from its investment portfolio.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “Our strong third quarter results reflect continued solid performance and growth. While the third quarter is seasonally slower, especially in fee income, we continue to make fundamental progress. Our year-over-year core revenues grew 10%, including strong gains in both our net interest margin and fee income, while core expenses grew at a much slower pace. This resulted in significant positive operating leverage and notable improvements in our efficiency ratio, EPS, ROA and ROTCE. We again showed steady progress towards our strategic goals, including achieving a core and sustainable 1.20% ROA in the fourth quarter of 2015.

“These results and good prospects for the future have allowed us to return greater amounts of capital to our shareholders. This quarter we completed our 5% share repurchase program announced in October 2014, and the Board authorized another 5% share repurchase plan. The Board also authorized a 20% increase in our quarterly cash dividend.

“Also, during the quarter, we ranked highly in The Wilmington News Journal’s ‘2015 Top Workplaces’ survey for the tenth consecutive year, and we were named the ‘Top Bank’ in Delaware for the fifth year in a row. We are honored by and value these accomplishments as evidence of the success of our strategy of ‘Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners.’

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

“Moreover, in early October we successfully completed our combination with Alliance Bank and we warmly welcome our new Associates and Customers and we look forward to serving these communities well, as WSFS has been doing for the last 183 years.”

Third Quarter 2015 Discussion of Financial Results

Continued solid growth in net interest income

Net interest income for the third quarter of 2015 was $41.0 million, an increase of $1.9 million or 5% (not annualized) compared to the second quarter of 2015. The net interest margin increased 8 basis points (bps) to 3.79%, including 4bps from positive performance on purchased loans and an additional 4bps from stronger performance in the reverse mortgage portfolio. As previously noted, the yield on both of these assets can be uneven from quarter to quarter. Net interest income also benefited from good growth and an improved balance sheet mix.

Compared to the third quarter of 2014, net interest income increased $4.3 million, or 12%, and net interest margin increased 9bps. Although we remain in a tight and highly competitive rate market, these substantial year-over-year increases in margin dollars and percentages were primarily due to successful organic and acquisition growth and an improving balance sheet mix.

Loan growth continues

At September 30, 2015, WSFS’ net loan portfolio increased $14.4 million, or 2% (annualized) to $3.36 billion when compared to June 30, 2015. This organic loan growth was spread over most loan categories and was muted by strong loan closings in the second quarter of 2015, a very competitive loan rate environment, construction loan pay-offs into the permanent market and the expected decrease in retail mortgage loans held-for-sale from healthy mortgage banking activities.

Compared to the third quarter of 2014, net loans increased $190.0 million, or 6%, reflecting strong organic growth.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

The following table summarizes loan balances and composition at September 30, 2015 compared to prior periods:

	At		At		At
(Dollars in Thousands)	September 30, 2015		June 30, 2015		Sept 30,2014
Commercial & industrial	$1,748,042	52%	$1,728,457	52%	$1,689,272	53%
Commercial real estate	868,002	26	864,053	25	788,189	25
Construction	201,596	6	200,328	6	146,833	5

Total commercial loans	2,817,640	84	2,792,838	83	2,624,294	83
Residential mortgage	234,368	7	261,703	8	256,349	8
Consumer	342,403	10	329,874	10	326,674	10
Allowance for loan losses	(36,412)	(1)	(40,845)	(1)	(39,484)	(1)

Net Loans	$3,357,999	100%	$3,343,570	100%	$3,167,833	100%

Strong trends continue in credit quality

Credit quality remained strong during the third quarter of 2015 despite higher charge-offs which were primarily the result of one large nonaccruing C&I loan, mentioned and provided for in the prior quarter.

Total nonperforming assets were $40.8 million at September 30, 2015, a $5.4 million, or 12% (not annualized) improvement from June 30, 2015. The nonperforming assets to total assets ratio improved to 0.81% from 0.91% at June 30, 2015. Delinquencies remained low at 0.53% of gross loans at September 30, 2015 (this ratio includes nonperforming delinquencies). In addition, classified loans declined by $5.8 million, or 6.0% from June 30, 2015 to $98.0 million, and the ratio of total classified loans to Tier 1 capital plus allowance for loan losses (ALLL) also improved to 17.00% at September 30, 2015 from 18.33% at June 30, 2015 and 28.69% at September 30, 2014.

Net charge-offs for the third quarter of 2015 were $5.9 million, or 70bps of total net loans on an annualized basis. The primary drivers were charge-offs of $3.8 million relating to the nonaccruing C&I relationship mentioned above and provided for last quarter, and $804,000 on one consumer loan.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $1.6 million during the quarter ended September 30, 2015, a decrease from $4.0 million in the previous quarter (when the provision/reserve for the large C&I loan was taken), and an increase from $900,000 in the third quarter of 2014.

As a result of the charge-offs mentioned above and the overall improved credit quality statistics, the ratio of the ALLL to total gross loans declined to 1.08% at September 30, 2015, compared to 1.22% at June 30, 2015, and improved slightly to 152% of nonaccruing loans.

Total customer funding reflects continued strength in relationship accounts

Total customer funding increased by $75.4 million, or 2% (not annualized) from June 30, 2015 to $3.43 billion at September 30, 2015. The increase was driven by a $117.1 million, or 4% (not annualized) increase in core deposits including a $54.8 million increase in public funding accounts, which is seasonal. This increase was partially offset by a decrease of $39.0 million in time deposits. Time deposits decreased mainly due to allowing older, higher-rate CDs to run-off as a part of continued net interest margin management.

Total customer funding increased $154.7 million, or 5% from September 30, 2014. This was primarily due to a $304.2 million, or 11% increase in core deposits which was partially offset by a decrease of $144.1 million in time deposits, for reasons discussed above.

At September 30, 2015 core deposits represented a strong 88% of total customer funding, and no-cost and low-cost relationship checking deposit accounts represented 47% of total customer funding.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

The following table summarizes customer funding balances and composition at September 30, 2015 compared to prior periods:

	At		At		At
(Dollars in thousands)	September 30, 2015		June 30, 2015		September 30, 2014
Noninterest demand	$904,896	26%	$875,955	26%	$814,203	25%
Interest-bearing demand	727,816	21	697,365	21	689,544	21
Savings	388,213	11	419,864	13	405,157	12
Money market	1,015,985	30	926,583	27	823,781	25

Total core deposits	3,036,910	88	2,919,767	87	2,732,685	83
Customer time	384,110	11	423,066	12	528,258	16

Total customer deposits	3,421,020	99	3,342,833	99	3,260,943	99
Customer sweep accounts	11,621	1	14,433	1	16,978	1

Total customer funding	$3,432,641	100%	$3,357,266	100%	$3,277,921	100%

Fee income reflects strong growth over prior year

Fee income (noninterest income), which based on our mix of businesses can be very seasonal, increased $1.4 million, or 7% when compared to the same period a year ago. This included an increase in investment management and fiduciary revenue of $1.0 million and an increase in credit/debit card and ATM income of $267,000.

When compared to the second quarter of 2015, excluding securities gains, fee income decreased by $392,000, or 2%. The third quarter is typically seasonally lower than the second quarter due to declines in fiduciary income. Additionally, mortgage banking activities declined modestly from the prior quarter due to fluctuations in the rate environment and refinancing activity.

Total fee income for the quarter ended September 30, 2015 was 34% of total revenue and was well diversified among various sources: traditional banking, mortgage banking, wealth management and ATM services.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	7

Noninterest expense reflects focus on efficient growth

Noninterest expense for the third quarter of 2015 was $38.7 million, a decrease of $458,000 when compared to the third quarter of 2014. Excluding corporate development costs in both periods(n), noninterest expense increased $1.3 million or only 4%. The increase in expenses reflects costs related to supporting our significant organic and acquisition growth. This modest increase in noninterest expense was more than offset by the year-over-year 10% increase in core(n) net revenues, resulting in improved operating leverage and efficiency.

When compared to the second quarter of 2015, noninterest expense was essentially flat. Excluding corporate development costs, noninterest expense decreased $118,000, which reflects management’s continued focus on operating leverage and efficiency.

Selected Business Segments (included in previous results):

Wealth Management segment fee revenue grew by 24% over the prior year

The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Wealth Investments provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with approximately $615 million in assets under management (AUM). Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and providing for current income. Christiana Trust, with $8.8 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.

Total Wealth Management revenue (net interest income, investment management and fiduciary revenue and other fee income) was $8.6 million for the third quarter of 2015. This was an increase of $1.3 million, or 18% compared to the third quarter of 2014 and a decrease of $307,000, or 3% (not annualized) compared to the second quarter of 2015 which is typically seasonally stronger. Included in this increase, fee revenue grew $1.1 million, or 24% compared to the third quarter of 2014. This year-over-year improvement reflects the continued growth in several Wealth business lines, with particular strength in bankruptcy administration, trustee securitization appointments and retail brokerage services.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $5.9 million during the third quarter of 2015 compared to $4.4 million during the third quarter of 2014 and $5.9 million during the second quarter of 2015. The 2015 increases are due to legal and consulting fees of $680,000 and $806,000 during the second and third quarter of 2015, respectively, as well as increased compensation for higher revenue, and other infrastructure costs necessary to support the significant growth of the business.

Pre-tax income in the third quarter of 2015 was $2.7 million compared to $2.9 million in the third quarter of 2014 and $3.1 million in the second quarter of 2015 and was impacted by the legal and consulting fees discussed above which relate to a small number of legacy trust accounts.

Cash Connect results show meaningful growth over 2014

Cash Connect® is a premier provider of ATM vault cash and cash logistics services in the United States. Cash Connect® services over 16,000 non-bank ATMs nationwide with $553 million in vault cash and also operates 452 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $6.9 million in net revenue (fee income less funding costs) in the third quarter of 2015, an increase of $479,000, or 7% from the third quarter of 2014, reflecting continued organic growth. Net revenue also increased $71,000 compared to the second quarter of 2015. Noninterest expenses (including intercompany allocations of expense) were $4.9 million during the third quarter of 2015, an increase of $377,000 from the third quarter of 2014 and a decrease of $115,000 compared to the second quarter of 2015. Cash Connect® reported pre-tax income of $2.0 million for the third quarter of 2015, which was relatively unchanged from the third quarter of 2014. Third quarter 2015 pre-tax income increased $185,000, or 10% when compared to the second quarter of 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Last quarter, WSFS retail banking and Cash Connect introduced “WSFS Mobile Cash”, offering security, convenience and speed in digital access to cash. It allows customers to securely withdraw cash from ATMs by using our WSFS Mobile Banking App. WSFS is first in the region and fourth in the United States to provide this service, and was the 2015 recipient of the “Most Innovative ATM Technology” Award by Networld, the publisher of ATM Marketplace and mobile Payments Today. This quarter, Cash Connect officially launched a new smart safe service which leverages Cash Connect‘s cash logistics expertise. Merchants place their cash into a smart safe which communicates the amount of cash deposited to Cash Connect. Cash Connect then provides the merchants with daily cash credits into their operating account and coordinates with carrier services to optimize the pick-up and processing of these deposits. Cash Connect recently moved this smart safe product out of pilot and into production with a strong national pipeline of opportunities in many quick-service, cash-intensive restaurants, gas station/convenience stores, and other retailers.

Income taxes

The Company recorded an $8.1 million income tax provision in the third quarter of 2015, compared to a $6.9 million tax provision in the second quarter of 2015 and a $6.1 million tax provision in the third quarter of 2014.

The effective tax rate was 35.9% in the third quarter of 2015, 36.0% in the second quarter of 2015 and 35.0% in the third quarter of 2014. The small variation in the effective rates is primarily due to certain nondeductible expenses associated with acquisition activity.

Capital management

Strong capital, earnings and prospects allows for greater return to owners

WSFS’ total stockholders’ equity increased $5.2 million to $505.6 million at September 30, 2015 from $500.4 million at June 30, 2015, primarily as a result of earnings and an increase in the market value of investments, partially offset by dividends and the Company’s recently completed stock buyback program.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

Similarly, WSFS’ tangible common equity(n) increased to $449.3 million at September 30, 2015 from $443.3 million at June 30, 2015. WSFS’ tangible common equity to asset ratio(n) increased by 13 basis points during the quarter to 8.96%. Tangible common book value per share(n) was $16.40 at September 30, 2015, a $0.52 increase from June 30, 2015.

At September 30, 2015, WSFS Bank’s Tier I leverage ratio of 10.81%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.91%, and total capital ratio of 13.80%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.

In the third quarter of 2015, WSFS repurchased 561,914 shares of common stock at an average price of $27.75, effectively completing our 5% buyback program announced in October 2014.

Reflecting strong capital, earnings and prospects, on October 29, 2015, the Board of Directors approved a new share buyback program of up to an additional 5% of common stock outstanding. At that time the Board of Directors also approved a 20% increase in our quarterly cash dividend to $0.06 per share. This dividend will be paid on November 27, 2015 to shareholders of record as of November 13, 2015.

Third quarter 2015 earnings release conference call

Management will conduct a conference call to review third quarter results at 1:00 p.m. Eastern Time (ET) on Friday, October 30, 2015. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available one hour after the completion of the call, until Saturday, November 14, 2015, by dialing 1-855-859-2056 and using Conference ID 59503237.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of September 30, 2015 WSFS Financial Corporation had $5.1 billion in assets on its balance sheet and $9.4 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of October 29, 2015, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	12

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including the changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company’s trust and wealth management business; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	13

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)	Three months ended			Nine months ended
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$38,437	$37,090	$34,850	$111,771	$100,371
Interest on mortgage-backed securities	3,588	3,523	3,317	10,544	10,130
Interest and dividends on investment securities	875	852	837	2,587	2,443
Interest on reverse mortgage loans	1,561	1,166	1,323	3,963	3,917
Other interest income	396	424	472	1,898	1,136

	44,857	43,055	40,799	130,763	117,997

Interest expense:
Interest on deposits	1,587	1,825	1,823	5,354	5,193
Interest on Federal Home Loan Bank advances	868	751	663	2,332	1,850
Interest on trust preferred borrowings	343	339	332	1,009	988
Interest on senior debt	942	941	941	2,825	2,824
Interest on bonds payable	—	—	—	—	15
Interest on other borrowings	120	109	293	339	859

	3,860	3,965	4,052	11,859	11,729

Net interest income	40,997	39,090	36,747	118,904	106,268
Provision for loan losses	1,453	3,773	333	6,012	3,013

Net interest income after provision for loan losses	39,544	35,317	36,414	112,892	103,255

Noninterest income:
Credit/debit card and ATM income	6,486	6,462	6,219	18,975	17,995
Investment management and fiduciary revenue	5,373	5,707	4,332	16,173	12,453
Deposit service charges	4,338	4,099	4,477	12,342	13,092
Mortgage banking activities, net	1,251	1,590	1,229	4,544	3,066
Loan fee income	405	469	466	1,337	1,406
Investment securities gains, net	76	477	36	1,004	979
Bank-owned life insurance income	162	179	185	544	467
Other income	3,574	3,475	3,360	10,299	8,833

	21,665	22,458	20,304	65,218	58,291

Noninterest expense:
Salaries, benefits and other compensation	20,784	20,345	19,292	62,139	56,434
Occupancy expense	3,757	3,637	3,456	11,272	10,754
Equipment expense	2,059	1,959	2,063	6,100	5,610
Professional fees	2,039	1,753	1,762	5,264	5,083
Data processing and operations expense	1,570	1,459	1,609	4,451	4,611
Marketing expense	619	1,007	643	2,210	1,584
FDIC expenses	786	687	666	2,142	2,011
Corporate development expense	855	686	2,620	2,137	3,032
Loan workout and OREO expense	166	330	664	495	1,919
Other operating expenses	6,070	6,791	6,388	20,062	17,234

	38,705	38,654	39,163	116,272	108,272

Income before taxes	22,504	19,121	17,555	61,838	53,274
Income tax provision	8,078	6,887	6,142	22,289	12,225

Net income	$14,426	$12,234	$11,413	$39,549	$41,049

Diluted earnings per share of common stock (p):
Net income allocable to common stockholders	$0.51	$0.43	$0.41	$1.39	$1.49

Weighted average shares of common stock outstanding for fully diluted EPS	28,231,895	28,604,235	27,926,451	28,502,847	27,591,879
Performance Ratios:
Return on average assets (a)	1.14%	0.98%	0.99%	1.06%	1.20%
Return on average equity (a)	11.41	9.61	10.17	10.44	12.91
Return on tangible common equity (a) (n)	13.27	11.18	11.60	12.15	14.58
Net interest margin (a)(b)	3.79	3.71	3.70	3.77	3.66
Efficiency ratio (c)	61.24	62.27	68.01	62.61	65.17
Noninterest income as a percentage of total net revenue (b)	34.28	36.18	35.26	35.12	35.09

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	14

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2015	2015	2014
Assets:
Cash and due from banks	$94,756	$108,928	$95,473
Cash in non-owned ATMs	434,044	424,238	375,555
Investment securities (d)	169,167	149,750	153,525
Other investments	28,180	32,357	30,054
Mortgage-backed securities (d)	725,624	752,693	689,835
Net loans (e)(f)(l)	3,357,999	3,343,570	3,167,833
Reverse mortgage loans	24,476	25,945	29,392
Bank owned life insurance	77,053	76,891	76,276
Goodwill and intangibles	56,339	57,044	58,176
Other assets	100,304	106,067	106,609

Total assets	$5,067,942	$5,077,483	$4,782,728

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$904,896	$875,955	$814,203
Interest-bearing deposits	2,516,124	2,466,878	2,446,740

Total customer deposits	3,421,020	3,342,833	3,260,943
Brokered deposits	223,582	183,622	243,167

Total deposits	3,644,602	3,526,455	3,504,110

Federal Home Loan Bank advances	643,027	740,681	517,160
Other borrowings	225,352	260,219	240,079
Other liabilities	49,344	49,753	45,055

Total liabilities	4,562,325	4,577,108	4,306,404

Stockholders’ equity	505,617	500,375	476,324

Total liabilities and stockholders’ equity	$5,067,942	$5,077,483	$4,782,728

Capital Ratios:
Equity to asset ratio	9.98%	9.85%	9.96%
Tangible common equity to asset ratio (n)	8.96	8.83	8.85
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	12.91	12.60	8.85
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.81	10.59	11.01
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	12.91	12.60	13.65
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	13.80	13.60	14.70
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$23,916	$27,719	$26,776
Troubled debt restructuring (accruing)	13,616	13,610	14,215
Assets acquired through foreclosure	3,299	4,856	6,307

Total nonperforming assets	$40,831	$46,185	$47,298

Past due loans (h)	$918	$208	$678
Allowance for loan losses	$36,412	$40,845	$39,484
Ratio of nonperforming assets to total assets	0.81%	0.91%	0.99%
Ratio of nonperforming assets (excluding accruing TDRs)	0.54	0.64	0.69
Ratio of allowance for loan losses to total gross loans (i)	1.08	1.22	1.24
Ratio of allowance for loan losses to nonaccruing loans	152	147	147
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.70	0.29	0.29
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.36	0.19	0.21

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)
(Unaudited)	Three months ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,076,077	$12,630	4.69%	$1,002,843	$11,803	4.71%	$885,953	$10,670	4.82%
Residential real estate loans (l)	249,645	2,516	4.03	255,302	2,510	3.93	245,085	2,345	3.83
Commercial loans	1,738,824	19,484	4.52	1,733,950	19,090	4.44	1,639,318	18,276	4.40
Consumer loans	335,487	3,807	4.50	327,581	3,687	4.51	317,053	3,559	4.45

Total loans (l)	3,400,033	38,437	4.54	3,319,676	37,090	4.49	3,087,409	34,850	4.53
Mortgage-backed securities (d)	743,312	3,588	1.93	751,006	3,523	1.88	689,123	3,317	1.92
Investment securities (d)	152,356	875	3.32	153,742	852	3.19	158,087	837	3.08
Reverse mortgage loans	25,485	1,561	24.50	26,931	1,166	17.32	31,435	1,323	16.83
Other interest-earning assets	31,346	396	5.01	28,715	424	5.92	34,535	472	5.42

Total interest-earning assets	4,352,532	44,857	4.14	4,280,070	43,055	4.08	4,000,589	40,799	4.13

Allowance for loan losses	(40,978)			(39,924)			(41,694)
Cash and due from banks	88,855			88,124			84,647
Cash in non-owned ATMs	415,652			413,977			377,879
Bank owned life insurance	76,947			76,774			67,089
Other noninterest-earning assets	157,811			151,506			133,567

Total assets	$5,050,819			$4,970,527			$4,622,077

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$677,665	$162	0.09%	$689,773	$158	0.09%	$640,401	$155	0.10%
Money market	961,654	622	0.26	916,666	596	0.26	783,561	374	0.19
Savings	400,275	52	0.05	414,001	54	0.05	400,049	58	0.06
Customer time deposits	395,637	553	0.55	450,997	855	0.76	472,853	1,031	0.87

Total interest-bearing customer deposits	2,435,231	1,389	0.23	2,471,437	1,663	0.27	2,296,864	1,618	0.28
Brokered deposits	212,117	198	0.37	200,940	162	0.32	221,298	205	0.37

Total interest-bearing deposits	2,647,348	1,587	0.24	2,672,377	1,825	0.27	2,518,162	1,823	0.29
FHLB of Pittsburgh advances	693,202	868	0.50	636,327	751	0.47	611,327	663	0.42
Trust preferred borrowings	67,011	343	2.03	67,011	339	2.03	67,011	332	1.94
Senior Debt	55,000	942	6.85	55,000	941	6.84	55,000	941	6.84
Other borrowed funds	138,465	120	0.35	128,126	109	0.34	149,939	293	0.79

Total interest-bearing liabilities	3,601,026	3,860	0.43	3,558,841	3,965	0.45	3,401,439	4,052	0.48

Noninterest-bearing demand deposits	895,711			863,241			734,490
Other noninterest-bearing liabilities	48,405			39,483			37,137
Stockholders’ equity	505,677			508,962			449,011

Total liabilities and stockholders’ equity	$5,050,819			$4,970,527			$4,622,077

Excess of interest-earning assets over interest-bearing liabilities	$751,506			$721,229			$599,150

Net interest and dividend income		$40,997			$39,090			$36,747

Interest rate spread
			3.71%			3.63%			3.65%

Net interest margin(o)
			3.79%			3.71%			3.70%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Stock Information (p):	2015	2015	2014	2015	2014
Market price of common stock:
High	$29.15	$27.81	$25.22	$29.15	$25.87
Low	26.36	23.72	22.90	23.72	21.89
Close	28.81	27.35	23.87	28.81	23.87
Book value per share of common stock	18.46	17.93	16.90
Tangible common book value per share of common stock (n)	16.40	15.88	14.83
Number of shares of common stock outstanding (000s)	27,392	27,909	28,188
Other Financial Data:
One-year repricing gap to total assets (k)	3.55%	0.62%	1.32%
Weighted average duration of the MBS portfolio	4.3 years	4.6 years	4.8 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$4,543	$(1,588)	$(3,384)
Number of Associates (FTEs) (m)	893	900	822
Number of offices (branches, LPO’s, operations centers, etc.)	55	56	55
Number of WSFS owned ATMs	452	453	467

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. See page 17.
(o)	Beginning in 2015, the annualization method used to calculate net interest margin was changed to actual/actual from 30/360. All periods net interest margin calculations were updated to reflect this change.
(p)	All stock information has been adjusted for the 3 for 1 stock dividend completed on May 18, 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)
(Unaudited)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Non-GAAP Reconciliation (n):	2015	2015	2014	2015	2014
Net interest Income (GAAP)	$40,997	$39,090	$36,747	$118,904	$106,268
Less: FHLB Special Dividend	—	—	—	(808)

Core net interest income	40,997	39,090	36,747	118,096	106,268

Noninterest Income (GAAP)	21,665	22,458	20,304	65,218	58,291
Less: Securities gains	(76)	(477)	(36)	(1,004)	(979)

Core fee income (non-GAAP)	21,589	21,981	20,268	64,214	57,312

Core net revenue (non-GAAP)	$62,586	$61,071	$57,015	$182,310	$163,580

Noninterest expense (GAAP)	$38,705	$38,654	$39,163	$116,272	$108,272
Less: Corporate Development Costs	(855)	(686)	(2,620)	(2,137)	(3,032)

Core noninterest expense (non-GAAP)	$37,850	$37,968	$36,543	$114,135	$105,240

	End of period
	September 30,	June 30,	September 30,
	2015	2015	2014
Total assets	$5,067,942	$5,077,483	$4,782,728
Less: Goodwill and other intangible assets	(56,339)	(57,044)	(58,176)

Total tangible assets	$5,011,603	$5,020,439	$4,724,552

Total Stockholders’ equity	$505,617	$500,375	$476,324
Less: Goodwill and other intangible assets	(56,339)	(57,044)	(58,176)

Total tangible common equity	$449,278	$443,331	$418,148

Calculation of tangible common book value per share:
Book Value per share (GAAP)	$18.46	$17.93	$16.90
Tangible common book value per share (non-GAAP)	16.40	15.88	14.83
Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	9.98%	9.85%	9.96%
Tangible common equity to asset ratio (non-GAAP)	8.96	8.83	8.85

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
GAAP net income	$14,426	$12,234	$11,413	$39,549	$41,049
Less: Sec. gains, Special FHLB dividend, corp. dev. costs & income tax benefit, net of taxes	548	266	1,701	572	(5,226)

Non-GAAP net income	$14,974	$12,500	$13,114	$40,121	$35,823

Return on Average Assets (ROA)	1.14%	0.98%	0.99%	1.06%	1.20%
Less: Sec. gains, Special FHLB dividend, corp. dev. costs & income tax benefit, net of taxes	0.04	0.02	0.15	0.02	(0.15)

Non-GAAP ROA	1.18%	1.00%	1.14%	1.08%	1.05%

GAAP EPS	$0.51	$0.43	$0.41	$1.39	$1.49
Less: Sec. gains, Special FHLB dividend, corp. dev. costs & income tax benefit, net of taxes	0.02	0.01	0.06	0.02	(0.19)

Core EPS (non-GAAP)	$0.53	$0.44	$0.47	$1.41	$1.30